Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR SECOND QUARTER OF FISCAL 2013

LAUREL, Miss. (May 30, 2013) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2013.

Net sales for the second quarter of fiscal 2013 were $621.2 million compared with $595.0 million for the same period a year ago. For the quarter, net income was $24.4 million, or $1.06 per share, compared with net income of $23.9 million, or $1.04 per share, for the second quarter of fiscal 2012.

Net sales for the first six months of fiscal 2013 were $1,217.0 million compared with $1,112.9 million for the same period of fiscal 2012. Net income for the first half of the year totaled $17.4 million, or $0.76 per share, compared with net income of $15.9 million, or $0.69 per share, for the first six months of last year.

“The results for our second quarter of fiscal 2013 reflect improved market conditions driven primarily by an overall increase in demand for poultry products,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Our net sales were 4.4 percent higher compared with the second quarter of fiscal 2012, reflecting higher average sales prices of chicken. While our volumes reflect the production cuts we put in place last fall, demand for chicken remains strong from our retail grocery store and export customers. In addition, while customer traffic through food service establishments remains challenged by macroeconomic factors, several new chicken items on quick serve menus and chicken promotions in casual dining restaurants, coupled with relatively high priced beef, contributed to better market prices during the quarter for products produced at our food service plants.

“Our profitability for the second quarter continued to be adversely affected by relatively high feed costs,” added Sanderson. “Feed costs in flocks processed increased 14.3 percent compared with last year’s second fiscal quarter, and remain high relative to historical costs. Because of the tight supply of both corn and soybeans, we expect grain prices to remain high and volatile at least until markets get some visibility on the quantity and quality of this year’s corn and soybean crops. The late planting season caused by cold and wet weather across much of the corn belt is contributing to price volatility. That said, we have priced most all of our grain needs through July at levels that will allow us to slightly reduce our feed costs per pound each successive month through July.”

According to Sanderson, overall market prices for poultry products were higher during the second quarter of fiscal 2013 compared with the same quarter a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 9. 9 percent in the Company’s second fiscal quarter compared with the same period in 2012 and remain at record levels. Bulk leg quarter market prices were flat with last year’s second quarter, and continue to reflect strong export demand. Boneless breast meat prices during the second quarter were

-MORE-

Sanderson Farms Reports Results for Second Quarter Fiscal 2013

May 30, 2013

14.2 percent higher than the prior year period, and have continued to move higher in May. Jumbo wing prices were down 4.4 percent for the second quarter of 2013 compared with the same period last year. Prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 15.9 percent and 37.2 percent, respectively, compared with the second quarter of fiscal 2012.

“Looking ahead, we are reasonably optimistic as we head into the summer months and what is typically a period of better demand for chicken. While grain costs remain above historical levels, demand for chicken products is strong. Weekly broiler egg sets continue to run slightly above last year’s numbers, but breeder placements remain lower and it appears the reduced size of the breeder flock will constrain production over the short term despite higher industry returns. While macroeconomic conditions have continued to affect consumer behavior, market prices for boneless breast meat sold to our food service customers improved through April and May, and market prices for retail grocery store products have also moved higher. Regardless of market conditions, however, we will maintain our focus on our operating performance and sales execution,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, May 30, 2013, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 30, 2013. Those without Internet access may listen and participate in the call by dialing 888-596-2572, confirmation code 6119362.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2013, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

-MORE-

Sanderson Farms Reports Results for Second Quarter Fiscal 2013

May 30, 2013

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9)	Changes in the availability and cost of labor and growers.

(10)	The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12)	Failure to respond to changing consumer preferences.

(13)	Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, production levels, grain prices, supply and demand factors, and other industry conditions.

-MORE-

Sanderson Farms Reports Results for Second Quarter Fiscal 2013

May 30, 2013

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2013	2012	2013	2012
Net sales	$621,195	$595,046	$1,216,955	$1,112,872
Costs and expenses:
Cost of sales	562,233	535,901	1,147,100	1,044,905
Selling, general and administrative	19,832	18,165	40,397	36,068

	582,065	554,066	1,187,497	1,080,973

Operating income	39,130	40,980	29,458	31,899
Other income (expense):
Interest income	4	4	7	6
Interest expense	(1,807)	(2,426)	(3,612)	(5,388)
Other	(120)	(1)	51	(565)

	(1,923)	(2,423)	(3,554)	(5,947)

Income before income taxes	37,207	38,557	25,904	25,952
Income tax expense	12,836	14,692	8,476	10,076

Net income	$24,371	$23,865	$17,428	$15,876

Basic earnings per share	$1.06	$1.04	$0.76	$0.69

Diluted earnings per share	$1.06	$1.04	$0.76	$0.69

Dividends per share	$0.17	$0.17	$0.34	$0.34

-MORE-

Sanderson Farms Reports Results for Second Quarter Fiscal 2013

May 30, 2013

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	April 30, 2013	October 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,087	$27,802
Accounts receivable, net	113,092	98,022
Inventories	226,590	235,912
Refundable income taxes	0	4,467
Deferred income taxes	1,895	3,945
Prepaid expenses and other current assets	27,466	27,639

Total current assets	393,130	397,787
Property, plant and equipment	1,009,432	985,198
Less accumulated depreciation	(515,475)	(489,885)

	493,957	495,313
Other assets	3,142	3,353

Total assets	$890,229	$896,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$114,418	$124,837
Current maturities of long-term debt	10,757	10,757

Total current liabilities	125,175	135,594
Long-term debt, less current maturities	139,840	150,212
Claims payable	9,900	4,000
Deferred income taxes	54,378	56,572
Stockholders’ equity:
Common stock	23,015	22,969
Paid-in capital	136,495	135,283
Retained earnings	401,426	391,823

Total stockholders’ equity	560,936	550,075

	$890,229	$896,453

-END-